OrthoPediatrics Corp. Reports Fourth Quarter and Full Year 2025 Financial Results

Record full year 2025 revenue of $236.3 million increased 15% compared to prior year
Operating Cash flow improvement of $22 million in full year 2025
Generated $10 million of free cash flow in the fourth quarter, the first quarter of positive free cash flow in Company history

WARSAW, Ind., February 26, 2026 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced its financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter and Full Year 2025 Highlights
•Helped over 37,500 children in the fourth quarter 2025 and approximately 151,000 for full year 2025, bringing the total to over 1.3 million since the inception of OrthoPediatrics
•Generated record total annual revenue of $236.3 million for full year 2025, up 15% from $204.7 million in 2024; domestic revenue increased 16% and international revenue increased 15% in 2025
•Generated total revenue of $61.6 million for fourth quarter 2025, up 17% from $52.7 million in fourth quarter 2024; domestic revenue increased 13% and international revenue increased 33% in the quarter
•Achieved adjusted EBITDA of $4.8 million in the fourth quarter of 2025, compared to $3.0 million in the fourth quarter of 2024
•Achieved record full year adjusted EBITDA of $14.8 million in 2025, compared to $8.5 million in 2024
•Generated $9.8 million of free cash flow in the fourth quarter, contributing to a 61% reduction of full year 2025 free cash flow usage compared to full year 2024
•Reiterated full year 2026 revenue guidance to be in a range of $262.0 million to $266.0 million, representing growth of 11% to 13% compared to 2025, adjusted EBITDA of $25 million and breakeven free cash flow in 2026.

“In 2025, we delivered strong operational execution, advanced our strategic priorities, and further solidified our leadership in pediatric orthopedics. Our Trauma, Deformity, and Scoliosis implant businesses continued to gain market share, support revenue growth, and improve profitability, while our specialty bracing business remains a compelling, capital-efficient growth platform that is deepening customer relationships and performing ahead of our expectations," commented David Bailey, President & CEO of OrthoPediatrics. "In the fourth quarter alone, we supported care for more than 37,500 children, bringing our total impact to more than 1.3 million since inception. We also generated significant free cash flow in the fourth quarter that highlights the strength of our business model and our path to achieve cash flow breakeven in 2026. As we look ahead, we are entering a super cycle of innovative new product launches that increases our confidence that our diversified growth drivers and disciplined operating approach will enable us to execute on our long-term objectives and continue delivering meaningful impact for children worldwide.”

Fourth Quarter 2025 Financial Results
Total revenue for the fourth quarter of 2025 was $61.6 million, a 17% increase compared to $52.7 million for the same period last year. The increase in revenue in the fourth quarter of 2025 was driven primarily by growth across

Global Trauma and Deformity, Scoliosis, and OPSB. U.S. revenue for the fourth quarter of 2025 was $48.6 million, a 13% increase compared to $42.9 million for the same period last year, representing 79% of total revenue. International revenue for the fourth quarter of 2025 was $13.0 million, a 33% increase compared to $9.8 million for the same period last year, representing 21% of total revenue.

Trauma and Deformity revenue for the fourth quarter of 2025 was $42.6 million, a 17% increase compared to $36.4 million for the same period last year. Revenue was driven by growth from Trauma, Pega products, Ex-Fix, and OPSB. Scoliosis revenue was $17.6 million, a 13% increase compared to $15.6 million for the fourth quarter of 2024. Scoliosis growth was driven primarily by increased international growth and OPSB. Sports Medicine/Other revenue for the fourth quarter of 2025 was $1.4 million, compared to $0.6 million for the same period last year.

Gross profit for the fourth quarter of 2025 was $45.1 million, a $9.5 million increase compared to $35.6 million for the same period last year. Gross profit margin for the fourth quarter of 2025 was 73.2%, compared to 67.5% for the same period last year.

Total operating expenses for the fourth quarter of 2025 were $53.3 million, a $3.7 million increase compared to $49.6 million for the same period last year.

Sales and marketing expenses increased $1.6 million, or 9.6%, to $18.4 million in the fourth quarter of 2025.

General and administrative expenses increased $5.5 million, or 22.6%, to $30.0 million in the fourth quarter of 2025. The fourth quarter increase was driven primarily by the addition of personnel and resources to support the continued expansion of the OPSB business and increases in non-cash items such as stock compensation, depreciation and amortization.

Research and development expenses decreased $0.7 million, or 23%, to $2.3 million in the fourth quarter of 2025. The decrease was driven primarily due to the timing of product development.

Total other expense was $1.6 million for the fourth quarter of 2025, compared to $2.4 million for the same period last year.

Net loss for the fourth quarter of 2025 was $10.1 million, compared to $16.1 million for the same period last year. Net loss per share for the period was $0.43 per basic share and diluted share, compared to $0.69 per basic and diluted share for the same period last year. Adjusted EBITDA for the fourth quarter of 2025 was $4.8 million as compared to $3.0 million for the fourth quarter of 2024. See below for additional information and a reconciliation of non-GAAP financial information.

Full Year 2025 Financial Results
Total revenue for the full year 2025 was $236.3 million, a 15% increase compared to $204.7 million in 2024. Full year 2025 U.S. revenue was $186.4 million, a 16% increase compared to $161.2 million in 2024, representing 79% of total revenue. International revenue for the full year 2025 was $49.9 million, a 15% increase compared to $43.6 million in 2024, representing 21% of total revenue.

Trauma and Deformity revenue for the full year 2025 was $166.3 million, a 15% increase compared to $145.1 million in 2024. Scoliosis revenue for the full year 2025 was $66.0 million, a 20% increase compared to $55.2 million in 2024. Sports Medicine/Other revenue for the full year 2025 was $4.0 million, a 10% decrease compared to $4.4 million in 2024.

For the full year 2025, gross profit margin was 73.1%, compared to 72.6% in 2024.

Full year operating expenses were $211.9 million, a 15.4% increase compared to $183.6 million in 2024. The increase was mainly driven by volume of units sold, and increased volume related commission.

For the full year 2025, sales and marketing expense increased $8.4 million, or 13.1%, to $72.7 million. The increase was primarily driven by increased sales commission expenses.

For the full year 2025, general and administrative expense increased $17.0 million, or 16.6%, to $119.8 million. The full year increase was driven primarily by the addition of personnel and resources to support the continued expansion of the OPSB business, and increases in non-cash items such as stock compensation, depreciation and amortization.

Research and development expenses decreased $1.9 million, or 18%, to $9.1 million in 2025. The decrease was driven primarily due to the timing of product development.

For 2025, a $4.6 million impairment charge was recorded compared to a $1.8 million charge in 2024.
Other income was $0.1 million for 2025 compared to other expense of $6.9 million for 2024.

Net loss for the full year 2025 was $39.6 million, compared to a net loss of $37.8 million last year. Net loss per share for the period was $1.69 per basic and diluted share, compared to net loss of $1.64 per basic and diluted share for the same period last year. Adjusted EBITDA for the full year 2025 was $14.8 million compared to $8.5 million for the full year 2024. See below for additional information and a reconciliation of non-GAAP financial information.

Weighted average diluted shares outstanding for the three months ended December 31, 2025 was 23,575,945 shares.

As of December 31, 2025, cash and cash equivalents, short-term investments and restricted cash were $62.9 million compared to $70.8 million as of December 31, 2024.

Full Year 2026 Financial Guidance
For full year 2026, the Company expects its revenue to be in the range of $262.0 million to $266.0 million, representing growth of 11% to 13% over 2025 revenue. The Company also expects its annual set deployment to be approximately $10.0 million and expects to generate approximately $25.0 million of adjusted EBITDA for full year 2026, and breakeven free cash flow in 2026.

Conference Call
OrthoPediatrics will host a conference call on Thursday, February 26, 2026, at 4:30 p.m. ET to discuss the results. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.orthopediatrics.com, on the Investors page in the Events & Presentations section. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, such as the impact of widespread health emergencies, such as COVID-19 and respiratory syncytial virus, and the other risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 5, 2025, as updated and supplemented by our other SEC reports filed from time to time, that may cause our results, activity levels, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures such as adjusted diluted loss per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted loss per share in this press release represents diluted loss per share on a GAAP basis, plus the accreted interest attributable to acquisition installment payables, trademark impairment, restructuring charges, tariffs, European Union Medical Device Regulation fees, acquisition related costs, MidCap financing termination fees, and minimum purchase commitment costs. The fair value adjustment of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions. We believe that providing the non-GAAP diluted loss per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss, plus interest expense, net plus other expense, provision for income taxes (benefit), depreciation and amortization, trademark and other intangible asset impairments, stock-based compensation expense, restructuring charges, tariffs, European Union Medical Device Regulation fees, acquisition related costs, MidCap financing termination fees, and the cost of minimum purchase commitments. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP diluted loss per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of reported GAAP diluted loss per share to non-GAAP diluted loss and net loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets over 85 surgical and bracing systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 75 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share Data)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$19,556	$43,820
Restricted cash	2,064	1,957
Short-term investments	41,295	25,013
Accounts receivable - trade, net of allowances of $1,501 and $1,145, respectively	53,838	42,357
Inventories, net	133,790	117,005
Prepaid expenses and other current assets	5,876	7,021
Total current assets	256,419	237,173

Property and equipment, net	49,555	50,596
Other assets:
Amortizable intangible assets, net	64,802	64,427
Goodwill	109,269	93,844
Other intangible assets	12,909	16,752
Other non-current assets	15,676	10,417
Total other assets	202,656	185,440
Total assets	$508,630	$473,209
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	18,786	8,908
Accrued compensation and benefits	13,693	13,888
Current portion of long-term debt with affiliate	170	160
Current portion of acquisition installment payable	2,194	1,347
Other current liabilities	11,354	9,659
Total current liabilities	46,197	33,962
Long-term liabilities:
Long-term term loan	48,189	23,957
Long-term convertible note	48,486	47,913
Long-term debt with affiliate, net of current portion	283	451
Other long-term debt, net of current portion	2,862	635
Acquisition installment payable, net of current portion	2,898	2,452
Deferred income taxes	3,582	3,381
Other long-term liabilities	9,537	5,892
Total long-term liabilities	115,837	84,681
Total liabilities	162,034	118,643
Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 25,093,792 shares and 24,217,508 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	6	6
Additional paid-in capital	622,325	600,897
Accumulated deficit	(275,212)	(235,564)
Accumulated other comprehensive loss	(523)	(10,773)
Total stockholders' equity	346,596	354,566
Total liabilities and stockholders' equity	$508,630	$473,209

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net revenue	$61,605	$52,667	$236,348	$204,727
Cost of revenue	16,499	17,102	63,687	56,129
Gross profit	45,106	35,565	172,661	148,598

Operating expenses:
Sales and marketing	18,399	16,784	72,726	64,296
General and administrative	29,954	24,431	119,832	102,789
Intangible asset impairment	2,370	1,836	4,638	1,836
Restructuring	296	3,653	5,601	3,653
Research and development	2,259	2,916	9,102	11,034
Total operating expenses	53,278	49,620	211,899	183,608

Operating loss	(8,172)	(14,055)	(39,238)	(35,010)

Other expenses (income):
Interest expense (income), net	1,932	1,319	5,996	2,621
Loss on early extinguishment of debt	—	—	—	3,230
Other expense (income)	(341)	1,035	(6,046)	1,068
Total other expenses (income), net	1,591	2,354	(50)	6,919

Net loss before income taxes	(9,763)	(16,409)	(39,188)	(41,929)
Income tax expense (benefit)	340	(340)	460	(4,107)
Net loss	$(10,103)	$(16,069)	$(39,648)	$(37,822)
Weighted average shares outstanding
Basic	23,575,945	23,171,662	23,459,425	23,077,704
Diluted	23,575,945	23,171,662	23,459,425	23,077,704
Net loss per share
Basic	$(0.43)	$(0.69)	$(1.69)	$(1.64)
Diluted	$(0.43)	$(0.69)	$(1.69)	$(1.64)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Twelve Months Ended December 31,
	2025	2024
OPERATING ACTIVITIES
Net loss	$(39,648)	$(37,822)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill and other intangible asset impairments	6,512	1,836
Depreciation and amortization	21,119	19,080
Loss on early extinguishment of debt	—	3,230
Stock-based compensation	17,778	13,548
Accretion of acquisition installment payable	89	661
Deferred income taxes	(153)	(4,736)
Non-cash other	244	90
Changes in certain operating assets and liabilities, net of acquisitions:
Accounts receivable - trade	(9,366)	(4,749)
Inventories	(8,469)	(13,197)
Prepaid expenses and other current assets	414	(1,561)
Accounts payable - trade	8,167	(4,280)
Accrued expenses and other liabilities	1,248	537
Other	(2,786)	315
Net cash used in operating activities	(4,851)	(27,048)
INVESTING ACTIVITIES
Acquisition of Boston O&P, net of cash acquired	—	(20,225)
Other acquisitions, including clinics, net of cash acquired	(15,502)	(2,882)
Sale of short-term marketable securities	—	49,855
Purchase of short-term marketable securities	(15,000)	(25,000)
Investment in private companies and purchases of licenses	(2,017)	(647)
Purchases of property and equipment	(11,110)	(14,263)
Net cash provided by (used in) investing activities	(43,629)	(13,162)
FINANCING ACTIVITIES
Proceeds from issuance of debt	25,000	73,533
Payment of debt issuance costs	—	(3,407)
Installment payment for ApiFix	—	(2,250)
Installment payment for MedTech	—	(1,250)
Payments on mortgage notes	(158)	(152)
Payments on clinic acquisition notes	(867)	(1,108)
Payment on debt	—	(12,231)
Net cash provided by financing activities	23,975	53,135

Effect of exchange rate changes on cash	348	(175)

NET (DECREASE) INCREASE IN CASH AND RESTRICTED CASH	(24,157)	12,750

Cash and restricted cash, beginning of period	45,777	33,027
Cash and restricted cash, end of period	$21,620	$45,777

	2025	2024
SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$6,516	$2,752
Transfer of instruments between property and equipment and inventory	$279	$420
Issuance of common shares for ApiFix installment	$—	$6,929
Issuance of common shares for MedTech installment	$226	$133
Issuance of common shares in connection with Boston O&P acquisition	$233	$—
Issuance of common shares to settle an obligation with a vendor	$1,261	$—
Issuance of common shares to acquire a distributor	$250	$—
Capital contribution associated with reclassification of MedTech liability to equity	$2,062	$—

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Product sales by geographic location:	2025	2024	2025	2024
U.S.	$48,646	$42,894	$186,403	$161,163
International	12,959	9,773	49,945	43,564
Total	$61,605	$52,667	$236,348	$204,727

	Three Months Ended December 31,		Twelve Months Ended December 31,
Product sales by category:	2025	2024	2025	2024
Trauma and deformity	$42,637	$36,409	$166,301	$145,126
Scoliosis	17,600	15,632	66,047	55,153
Sports medicine/other	1,368	626	4,000	4,448
Total	$61,605	$52,667	$236,348	$204,727

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net loss	$(10,103)	$(16,069)	$(39,648)	$(37,822)
Interest expense, net	1,932	1,319	5,996	2,621
Other expense (income), net	(341)	1,035	(6,046)	1,068
Income tax benefit	340	(340)	460	(4,107)
Depreciation and amortization	5,731	3,993	21,248	19,080
Intangible asset impairment	2,370	1,836	4,638	1,836
Stock-based compensation	3,063	3,888	16,425	13,548
Restructuring charges	296	3,653	5,601	3,653
Tariffs	405	—	1,359	—
European Union Medical Device Regulation fees	—	1,386	110	1,386
Acquisition related costs	1,745	1,762	4,277	2,266
MidCap financing termination fees	—	—	—	3,230
Minimum purchase commitment cost	(621)	560	339	1,760
Adjusted EBITDA	$4,817	$3,023	$14,759	$8,519

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED LOSS PER SHARE TO NON-GAAP
ADJUSTED DILUTED LOSS PER SHARE
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Loss per share, diluted (GAAP)	$(0.43)	$(0.69)	$(1.69)	$(1.64)
Accretion of interest attributable to acquisition installment payable	—	—	—	0.02
Intangible asset impairment	0.10	0.08	0.20	0.08
Restructuring charges	0.01	0.16	0.24	0.16
Tariffs	0.02	—	0.06	—
European Union Medical Device Regulation fees	—	0.06	—	0.06
Acquisition related costs	0.07	0.08	0.18	0.10
MidCap financing termination fees	—	—	—	0.14
Minimum purchase commitment cost	(0.03)	0.02	0.01	0.08
Adjusted loss per share, diluted (non-GAAP)	$(0.26)	$(0.29)	$(1.00)	$(1.00)